UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2003

KMG CHEMICALS, INC.

(Exact name of registrant as specified in its chapter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

10611 Harwin Drive, Suite 402 Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  713-988-9252

(Former name and former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12.  Results of Operations and Financial Condition.

On October 14, 2003 the Company distributed a press release that contained the following information:

HOUSTON, October 14, 2003 – KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its unaudited financial results for the fiscal fourth quarter and year ended July 31, 2003.

Net income was $752 thousand or $.10 per diluted share in the fourth quarter, compared to $1.1 million or $.14 per diluted share in the same quarter of 2002.  Fiscal fourth quarter net sales were $12.2 million, up from $10.0 million in the year earlier quarter.

For the 2003 fiscal year, net income was $1.9 million or $.25 per diluted share, down from $2.7 million or $.36 per diluted share in fiscal 2002.  Net sales increased to $35.5 million in fiscal 2003, from $34.4 million in the prior year. The year-to-year decline in profitability was attributable to higher raw material costs for the production of pentachlorophenol; a shortfall in KMG’s creosote supplies during the first three quarters of the fiscal year; and tighter margins for the company’s MSMA herbicide used by cotton farmers. The decline in profitability was partially offset by profits from the company’s new Rabon products, which were acquired in December 2002.  Rabon is used by livestock and poultry growers for fly and pest control.

At the end of fiscal year 2003, the company’s total assets had increased to $32.3 million from $28.9 million at the end of fiscal 2002.  Long-term debt had increased to $4.3 million from $1.7 million over the same period.  The increase in long-term debt was due to the funding of the Rabon acquisition in December. Cash and cash equivalents at fiscal year-end totaled approximately $1.5 million, versus $1.2 million at the prior year-end.

David Hatcher, Chairman and President of KMG Chemicals, said, “We are very displeased with the results for fiscal 2003, which followed disappointing results for fiscal 2002.  Some internal management changes have already been implemented and we are ready to do whatever else is necessary to reverse this trend.  In last year’s earnings release, I stated that raw material cost increases would be our biggest hurdle in fiscal 2003.  This turned out to be true.  A price increase for penta was implemented in the fourth quarter, to help absorb our higher raw material costs for that product.  As a result, we anticipate improved margins in fiscal 2004.  Creosote sales improved markedly in the fourth quarter of 2003 as we worked out our supply shortfall situation, but not enough to offset the lower sales experienced in the first three quarters of the year.”

Hatcher said, “Our Rabon acquisition was the bright spot for the year.  KMG is now the only supplier of the active Rabon ingredient, tetrachlorvinphos, to agricultural formulators and distributors in North America.  This is consistent with our strategy to be the number one or two player in each of the markets we serve.  We believe there is an opportunity to expand the sales of our new Rabon products and we intend to focus significant attention on this initiative in the coming year.”  He added that the selling season for Rabon is weighted towards the company’s fourth fiscal quarter, further skewing earnings towards the end of the fiscal year.

KMG Chemicals, Inc.

Selected Financial Data

(UNAUDITED)

Three Months Ended July 31

Twelve Months Ended July 31

	2003	2002	2003	2002
Net sales	$12,214,870	$9,986,140	$35,535,585	$34,438,034
Gross profit	3,702,617	3,526,290	11,291,219	12,041,080
Pre-tax income	1,216,634	1,736,326	2,981,853	4,329,898
Net income	752,121	1,076,469	1,917,164	2,684,537
Earnings per diluted share	0.10	0.14	0.25	0.36
Weighted average diluted shares outstanding	7,550,022	7,551,155	7,550,394	7,548,545
Working capital	9,910,215	9,106,866	9,910,215	9,106,866
Total assets	32,337,510	28,861,744	32,337,510	28,861,744
Long-term debt	4,250,423	1,716,003	4,250,423	1,716,003
Shareholders’ equity	23,028,709	21,520,650	23,028,709	21,520,650

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses.  Its wholly owned subsidiary, KMG-Bernuth, Inc., is a global provider of products to the lumber treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ David L. Hatcher	Date: October 14, 2003
David L. Hatcher,
President